EXHIBIT 16




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September 5, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


Dear Sir/Madam:

We were previously the independent registered public accountants for Flexible Solutions International Inc. ("Flexible Solutions"). On August 26, 2019, our appointment as the independent registered public accountants for Flexible Solutions was terminated (the "Termination"). We have read Flexible Solutions' statements under Item 4.01 of the Form 8-K dated August 22, 2019. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K except that we were advised of our dismissal on August 26, 2019. We are not in a position to agree or disagree with the statement that Flexible Solutions' Board of Directors approved the decision to change auditors or the statements regarding Morgan and Company.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ MNP LLP

MNP LLP
Chartered Professional Accountants